Exhibit 8.1

Fried, Frank, Harris, Shriver & Jacobson LLP 801 17th Street, NW Washington, DC 20006 Tel: +1.202.639.7000 Fax: +1.202.639.7003 www.friedfrank.com

August 20, 2021

Equity Commonwealth
Two North Riverside Plaza, Suite 2100
Chicago, IL  60606

Ladies and Gentlemen:

We have acted as counsel to Equity Commonwealth, a Maryland real estate investment trust (“Parent”), in connection with the transactions contemplated by the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated August 15, 2021, by and among Parent, EQC Maple Industrial LLC (f/k/a RS18 LLC), a Maryland limited liability company and a wholly owned direct or indirect subsidiary of Parent (“Merger Sub”), and Monmouth Real Estate Investment Corporation, a Maryland corporation that is subject to tax as a real estate investment trust (the “Company”), which amended and restated that certain Agreement and Plan of Merger, dated as of May 4, 2021, by and among Parent, Merger Sub and the Company. We are providing this opinion letter regarding the qualification of the proposed merger of the Company with and into Merger Sub (the “Merger”) as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), to be filed as an exhibit to the amended registration statement on Form S-4 (Registration No. 333-257626) filed by Parent with the Securities and Exchange Commission on August 20, 2021, which includes the joint proxy statement/prospectus relating to the Merger (the “Registration Statement”). All capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Merger Agreement.

In connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness, without independent investigation or verification, of the following: (i) the Merger Agreement; (ii) the Registration Statement; (iii) the factual statements and representations made by and on behalf of the Company, Parent and Merger Sub, in their respective tax representation letters (the “Tax Representation Letters”), dated as of the date hereof and delivered to us for purposes of this opinion and pursuant to Sections 6.17(b) and 6.17(c) of the Merger Agreement; and (iv) such other documents, information and materials as we have deemed necessary or appropriate.

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Fried, Frank, Harris, Shriver & Jacobson LLP

Equity Commonwealth
August 20, 2021

In rendering this opinion, we have assumed, with your permission, that: (1) all parties to the Merger Agreement and to any other documents reviewed by us, have acted and will act in accordance with the terms of the Merger Agreement and such other documents; (2) the Merger will be consummated at the Effective Time pursuant to and in accordance with the Maryland General Corporation Law, the Maryland Limited Liability Company Act and the terms and conditions set forth in the Merger Agreement, without the waiver or modification of any such terms and conditions, (3) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of the Company, Parent, and Merger Sub in the Merger Agreement, the Registration Statement and the Tax Representation Letters (all such facts, information, statements, covenants representations, warranties and agreements made by such persons in such documents are collectively referred to as the “Relevant Statements”) are, and at all times up to and including the Effective Time will continue to be, true, complete and correct in all respects (without regard to any materiality qualifications thereto); (4) all Relevant Statements that are qualified by the knowledge and/or belief of any person or entity are and, at all times up to and including the Effective Time will continue to be, true, complete and correct as though not so qualified; (5) as to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no plan, intention, understanding or agreement and, at all times up to and including the Effective Time, there will be no plan, intention, understanding or agreement; and (6) for U.S. federal income tax purposes the Company, Parent, and Merger Sub will treat (and report) the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories. Moreover, we have assumed that all facts, information, statements and representations contained in the documents we have reviewed were true, complete and correct at the time made and will continue to be true, complete and correct in all respects at all times up to and including the Effective Time and that all such facts, information, statements and representations can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Merger is consummated other than in accordance with the terms and conditions set forth in the Merger Agreement, our opinion as expressed below may be adversely affected.

Our opinion is based on the Code, the United States Treasury Regulations, case law and published rulings and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes, or to update or supplement this opinion to reflect any change in facts, circumstances or law after the date hereof. Any change in the applicable law or regulations, or any new administrative or judicial interpretation of the applicable law or regulations, may affect the continuing validity of our opinion.

Based upon and subject to the foregoing, and to the qualifications and limitations set forth herein and in the Registration Statement, and in reliance upon the statements, representations and assumptions described herein, it is our opinion, for U.S. federal income tax purposes and under U.S. federal income tax law as of the date hereof, that the Merger, when effective, will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

  Fried, Frank, Harris, Shriver & Jacobson LLP

Equity Commonwealth
August 20, 2021

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences that may result from the Merger. Our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court will agree with our opinion.

The opinion expressed herein is being furnished to you solely for your benefit in connection with the filing of the Registration Statement and may not be used or relied upon by any other person or entity in any manner or for any purpose and may not be quoted in whole or in part or otherwise referred to in any document without our prior express written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the references to this opinion in the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

Fried, Frank, Harris, Shriver & Jacobson LLP